Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Full Year and Fourth Quarter Results

Whippany, New Jersey, November 14, 2019 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its full year and fourth quarter ended September 28, 2019.

Fiscal Year 2019 Results

Net income for fiscal 2019 was $68.6 million, or $1.11 per Common Unit, compared to $76.5 million, or $1.24 per Common Unit, in fiscal 2018.

Net income and EBITDA (as defined and reconciled below) for fiscal 2018 included a loss of $4.8 million from the sale of certain assets and operations in a non-strategic market of the propane segment.  Excluding the effects of the foregoing item in the prior year and unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, Adjusted EBITDA (as defined and reconciled below) amounted to $275.0 million for fiscal 2019, compared to $283.0 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “We continued to make progress on our strategic growth initiatives during fiscal 2019 -- utilizing excess cash flow in a balanced way to invest more than $20 million in three well-run propane businesses, fostering our new market expansion activities and reducing debt by approximately $30 million.  From an earnings perspective, we reported another solid year despite an erratic weather pattern with unseasonably warm weather in the most critical heating months. We also launched a brand refresh during fiscal 2019, called the Three Pillars of the Suburban Propane Experience, which focuses on the key elements of our time-honored brand:  Suburban Propane’s Commitment to Excellence, SuburbanCares and Go Green with Suburban Propane.”

Concluding his remarks, Mr. Stivala said, “Our re-imagined brand elements emphasize our commitment to excellence for the safety and comfort of our customers, our devotion to safety and career development for our dedicated employees, our philanthropic efforts to give back to the communities we serve, and promotion of the inherent environmental benefits of using propane in multiple applications as a clean energy source for a sustainable future.  Our business is very well positioned, both operationally and financially, to continue to build on our successes for the next phase of growth for Suburban Propane and our valued Unitholders.”

Retail propane gallons sold in fiscal 2019 of 426.7 million gallons decreased 3% compared to the prior year, primarily due to an erratic and inconsistent weather pattern throughout fiscal year 2019 that negatively impacted customer demand.  While average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for fiscal 2019 were 6% warmer than normal and 1% cooler than the prior year, average temperatures during the peak demand months of December and January were 4% and 10% warmer than the same months in the prior year, respectively.

Revenues for fiscal 2019 of $1,267.7 million decreased 5.7% compared to the prior year, primarily due to lower propane volumes sold, combined with lower retail selling prices associated with lower wholesale costs.

Cost of products sold for fiscal 2019 of $522.0 million decreased 11.9% compared to the prior year, primarily due to lower wholesale costs and lower volumes sold.  Average propane prices (basis Mont Belvieu, Texas) decreased 32.8% compared to the prior year.  Cost of products sold for fiscal 2019 included an $8.0 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.3 million unrealized (non-cash) gain in fiscal 2018.  These unrealized items are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $474.0 million for fiscal 2019 increased 2.2% compared to the prior year, primarily due to higher payroll and benefit-related costs and higher vehicle repairs and maintenance costs, partially offset by lower bad debt expense.

During fiscal 2019, the Partnership reduced debt by $30.1 million, and completed three acquisitions of well-run propane operations for a total purchase price of $22.9 million in support of its strategic growth initiatives.  As a result of the debt repayment, outstanding borrowings under the revolving credit facility were reduced to $113.5 million and the Consolidated Leverage Ratio improved to 4.34x as of September 2019.

Fourth Quarter 2019 Results

Consistent with the seasonal nature of the propane business, the Partnership typically reports a net loss for its fiscal fourth quarter.  Net loss for the fourth quarter of fiscal 2019 was $51.1 million, or $0.82 per Common Unit, which was essentially flat compared to the fourth quarter of fiscal 2018.  Excluding the effects of unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both fiscal fourth quarters, Adjusted EBITDA for the fourth quarter of fiscal 2019 amounted to a loss of $1.4 million, reflecting an improvement of $1.4 million compared to the fourth quarter of fiscal 2018. Retail propane gallons sold of 63.7 million gallons in the fourth quarter of fiscal 2019 decreased 1.7% compared to the prior year fourth quarter.

As previously announced on October 24, 2019, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.60 per Common Unit for the three months ended September 28, 2019.  On an annualized basis, this distribution rate equates to $2.40 per Common Unit. The distribution was paid on November 12, 2019 to Common Unitholders of record as of November 5, 2019.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928.  The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 29, 2018 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 28, 2019 and September 29, 2018

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Revenues
Propane	$145,978	$162,979	$1,083,446	$1,153,323
Fuel oil and refined fuels	8,656	9,106	92,084	91,520
Natural gas and electricity	6,679	10,366	45,206	54,308
All other	10,699	10,467	46,969	45,262
	172,012	192,918	1,267,705	1,344,413

Costs and expenses
Cost of products sold	59,285	85,407	521,988	592,630
Operating	97,590	90,875	402,957	397,489
General and administrative	16,096	16,561	71,034	66,246
Depreciation and amortization	30,027	30,629	120,872	125,222
	202,998	223,472	1,116,851	1,181,587
Loss on sale of business	—	—	—	4,823
Operating (loss) income	(30,986)	(30,554)	150,854	158,003
Interest expense, net	18,622	18,955	76,663	77,383
Other, net	1,175	1,174	4,702	4,692

(Loss) income before provision for (benefit from) income taxes	(50,783)	(50,683)	69,489	75,928
Provision for (benefit from) income taxes	279	143	857	(606)

Net (loss) income	$(51,062)	$(50,826)	$68,632	$76,534

Net (loss) income per Common Unit - basic	$(0.82)	$(0.83)	$1.11	$1.24
Weighted average number of Common Units outstanding - basic	62,077	61,599	61,992	61,557

Net (loss) income per Common Unit - diluted	$(0.82)	$(0.83)	$1.10	$1.24
Weighted average number of Common Units outstanding - diluted	62,077	61,599	62,366	61,847

Supplemental Information:
EBITDA (a)	$(2,134)	$(1,099)	$267,024	$278,533
Adjusted EBITDA (a)	$(1,378)	$(2,830)	$275,032	$283,046
Retail gallons sold:
Propane	63,666	64,754	426,745	439,955
Refined fuels	3,110	3,140	29,817	31,045
Capital expenditures:
Maintenance	$2,558	$3,155	$13,876	$13,226
Growth	$8,137	$3,899	$21,102	$19,675

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net (loss) income	$(51,062)	$(50,826)	$68,632	$76,534
Add:
Provision for (benefit from) income taxes	279	143	857	(606)
Interest expense, net	18,622	18,955	76,663	77,383
Depreciation and amortization	30,027	30,629	120,872	125,222
EBITDA	(2,134)	(1,099)	267,024	278,533
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	756	(1,731)	8,008	(310)
Loss on sale of business	—	—	—	4,823
Adjusted EBITDA	$(1,378)	$(2,830)	$275,032	$283,046

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.